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                                [METLIFE LOGO](R)

                       METROPOLITAN LIFE INSURANCE COMPANY
                   One Madison Avenue, New York, NY 10010-3690


                                   ENDORSEMENT



This Endorsement amends your enhanced TSA Multifunded Annuity Certificate to which it should be attached.

Deposits received on or before December 31, 1999, resulting from the tax-free transfer or exchange from certain Mutual Benefit Life Insurance Company ("MBL") 403(b) annuities where access to your money was restricted due to the Rehabilitation of MBL until June 30, 1999, will be increased by 2.00 percent when applied to your certificate.

For example, if $10,000 is transferred from a previously restricted MBL 403(b) annuity on July 1, 1999, we will credit you with a $10,200 deposit as the actual amount deposited into this MetLife certificate.

The 2.00 percent increase described in this Endorsement will not be available after December 31, 1999.


                                          /s/ Louis J. Ragusa
                                         --------------------------
                                         Louis J. Ragusa
                                         Vice-President & Secretary


Form G.20247-576